Exhibit 10.2

Exhibit Includes Redactions

Certain information identified with brackets ([$***]) has been excluded from this exhibit in accordance with Item 601(b) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of July 1, 2021 (the “Effective Date”) by and between THE OFFICE GURUS, LLC, a Florida limited liability company (the “Company”), and DOMINIC LEIDE (“Employee”). Employee and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

A.    Employee has been employed as President of the Company since January 1, 2015, and currently holds the titles of President.

B.    Employee’s services are of a special, unique, unusual, extraordinary, and intellectual character.

C.    Employee acknowledges that he is and will continue to be employed in a key senior management role with the Company, and that the Company bestows upon and expects from Employee a great deal of responsibility, trust, and reliance.

D.    During the course of Employee’s employment with the Company, the Company has and will impart to Employee certain proprietary, confidential, and/or trade secret information, data, and/or materials of a Company Party (defined below).

E.    It is essential to the conduct of the Company’s business, the sale of its products, and the provision of its services that all proprietary, confidential, and/or trade secret information, data, and/or materials of the Company Parties be kept confidential and that the professional and business relationships of the Company Parties be protected.

AGREEMENT

The Parties agree as follows:

1.    Incorporation. The provisions set forth under the heading “Background” are true and correct and are hereby incorporated into and made a part of this Agreement for all purposes.

2.    Term of Employment. The Company agrees to employ Employee, and Employee accepts employment with the Company, on the terms set forth in this Agreement, for a period commencing on the Effective Date and ending on December 31, 2026 (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 5. The Agreement shall automatically renew for successive periods of twelve (12) consecutive months (each, a “Subsequent Term”), unless written notice of termination is given by a Party at least ninety (90) days prior to the expiration of the Initial Term or applicable Subsequent Term. The Initial Term and any Subsequent Terms may be referred to collectively as the “Term”.

3.    Position and Duties. The Company will employ Employee, and Employee agrees to work for the Company, as the President of the Company, to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time assign to Employee. Employee will initially report to Chief Executive Officer of Superior Group of Companies, Inc. The Company may at any time alter the internal organizational structure of the Company, including the reporting responsibilities of Employee. Employee shall devote his full business time and reasonable best efforts in the performance of the foregoing services in a diligent, trustworthy, professional and efficient manner and, in performing such services, Employee shall comply with the Company’s and all relevant Parent (as defined below) policies and procedures in effect from time to time and fully support and implement the business and strategic plans of the Company. Employee will act in the best interest of the Company and any other Company Parties (as appropriate) and, except as may be specifically permitted by the Company in writing, will not engage in any other business activity which conflicts with his role at the Company or otherwise causes a conflict of interest. However, Employee may hold passive investment interests or serve in a passive advisory role in other business enterprises that would not constitute a violation of the restrictions described in Sections 6-10 of this Agreement and which would not interfere with Employee’s ability to perform his duties under this Agreement.

4.    Compensation and Benefits. During the term of Employee’s employment with the Company under this Agreement:

4.1         Salary Compensation. The Company shall pay Employee an annualized base salary of TWO HUNDRED AND SIXTY-FOUR THOUSAND EIGHT HUNDRED NINETY-FIVE DOLLARS AND TWENTY-EIGHT CENTS ($264,895.28), payable in accordance with the Company’s customary payroll practices, no less frequently than monthly.

4.2         Bonus. Beginning January 1, 2022, Employee shall be eligible for a bonus pursuant to the terms set forth in Exhibit 1 to this Agreement. Employee will also be eligible to participate in such bonus plans as the Company may in its sole and absolute discretion offer to Employee, which may be similar to or entirely different from those available to other similarly situated employees of the Company or any other Company Party. Employee will be paid by March 15, 2022 all bonuses due to him for calendar year 2021.

4.3         Fringe Benefits. During his employment, Employee shall be entitled to receive all of the Company’s other fringe benefits of employment available to its other employees when and as he becomes eligible for them. The Company reserves the right to modify, suspend or discontinue any and all of its benefit plans as long as such action is taken generally with respect to similarly situated persons and does not single out employee.

4.4         Reimbursement of Certain Expenses. Employee shall be reimbursed for such reasonable and necessary business expenses incurred by him while he is employed by the Company, which are directly related to the furtherance of the Company’s business. Employee must submit any request for reimbursement in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation as required by applicable Company policy.

5.         Termination of Employment. Employee’s employment shall terminate upon the occurrence of any of the following:

5.1         Termination for Cause. At the election of the Company, the Company may terminate Employee’s employment immediately for Cause upon written notice by the Company to Employee. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a)         gross negligence or willful misconduct by Employee with respect to any Company Party or in the performance of Employee’s duties hereunder;

(b)         Employee’s continued failure to substantially perform his employment duties, which failure is not cured to the good faith reasonable satisfaction of the Company within thirty (30) days after Employee’s receipt of written notice from the Company specifically describing the nature of such failure;

(c)         Employee’s material breach of the provisions of Sections 7, 9, 10, 11 or 12;

(d)         Employee commits any felony or criminal offense that involves moral turpitude;

(e)         Employee commits or engages in any act or omission constituting fraud, theft, dishonesty (including relating to financial matters), deceit, embezzlement, misappropriation or misconduct against or at the expense of any Company Party, or which results in, material harm to the business or reputation of any Company Party; or

(f)       Employee commits or engages in any act or omission constituting a material violation of applicable law or a material violation of the Company’s published policies and procedures applicable to senior management employees, including those related to the workplace environment (such as laws or policies relating to sexual harassment or age, race, sex or other prohibited discrimination) and insider trading.

5.2    Death or Disability. Employee’s employment shall terminate automatically and immediately upon his death. At the election of the Company, the Company may terminate Employee’s employment immediately upon Employee’s disability by sending written notice of such election to Employee. The term “disability” shall mean (1) the declaration in accordance with any applicable long-term disability insurance policy that Employee is disabled, or (2) Employee’s inability, due to illness, accident, injury, physical or mental incapacity or other disability or similar cause, to perform the essential functions of his job, with reasonable accommodation, for a period of at least 90 consecutive days or for shorter periods aggregating at least 90 days (whether or not consecutive) during any 12-month period. A determination of disability shall be made by a physician satisfactory to both Employee and the Company; provided, that if Employee and the Company are unable to agree on the physician, Employee and the Company shall each select a physician and the two physicians selected by the Parties shall together select a third physician, whose determination as to the existence of a disability shall be binding on all Parties.

5.3    Termination after Resignation without Good Reason. Employee may resign his employment immediately, at any time, upon sixty (60) days’ written notice to the Company of Employee’s resignation without Good Reason.

5.4	Effect of Termination.

(a)          If Employee’s employment is terminated pursuant to Sections 5.1-5.3, (i) the Company shall pay Employee his base salary and any bonus amount that is earned and accrued but unpaid through the date of employment termination (but in no event shall Employee be eligible to receive any bonus and/or commission related to Pre-Tax Hybrid Income booked after Employee’s employment is terminated), (ii) the Company shall reimburse Employee in accordance with Section 4.4 for reasonable expenses incurred but not reimbursed prior to such termination of employment, and (iii) Employee shall be entitled to receive any nonforfeitable benefits already earned and payable to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(b)         Except as otherwise expressly provided herein, Employee shall not be entitled to any other salary, salary continuation, severance, bonuses, employee benefits or compensation or payments of any kind from any Company Party after the termination of his employment under Sections 5.1-5.3, and all of Employee’s rights to salary, bonuses, employee benefits and other compensation and payments of any kind which would have been earned and accrued or become payable after his termination shall cease upon such termination, other than as expressly required under applicable law (such as the federal law known as COBRA).

(c)         If, during the Term of Employment set forth in Section 2, Employee’s employment is (i) terminated pursuant to a Change in Control Termination; or (ii) Employee resigns his employment for Good Reason; or (iii) is terminated by the Company for any reason other than those provided for in Section 5.1 or Section 5.2 (such as a termination by the Company without Cause), in addition to the items detailed in Section 5.4(a), the Company will pay Employee an amount equal to (y) 2.0 times Employee’s highest total compensation, as determined by the sum of Employee’s single highest base salary during the preceding three-year period and the average of the annual cash bonuses paid or payable to Employee that were calculated based on the results of the three (3) full fiscal years ended immediately before Employee’s termination of employment (regardless of when paid) or, if greater, the three (3) full fiscal years ended immediately prior to a Change in Control (or, if applicable, such lesser period for which cash annual bonuses were paid or payable to Employee) and (z) the Company’s share of the monthly cost of medical, dental, vision, short term disability, long term disability and any similar benefits that the Employee was receiving on his or her behalf and his or her dependents’ behalf on the date immediately prior to the termination of employment multiplied by twenty-four (24) (collectively, the “Separation Payment”). The Separation Payment shall be paid in a single lump sum, no later than sixty (60) days after Employee’s employment is terminated pursuant to this Section 5.4(c). Notwithstanding anything to the contrary, and without limitation of any remedies to which the Company may be entitled under this Agreement or applicable law: (i) the Company shall not be required to make any payment of the Separation Payment unless and until Employee signs and delivers a Release (defined below) and the period (if any) during which such Release can be revoked expires without any revocation, and (ii) Employee shall not be entitled to any payment of the Separation Payment during the period in which Employee is violating any of his obligations under Sections 6-10 or under the separate Confidentiality Agreement between Employee and the Company. For purposes of this Agreement, a “Release” means a written release, in form and substance reasonably satisfactory to the Company, whereby Employee waives and releases the Company, its officers, directors, employees and Affiliates from any and all claims that Employee may have against any of them (including, without limitation, any claims in connection with Employee’s employment or the termination thereof) and affirms his post-termination obligations hereunder, provided, that the Release will not apply to any vested benefit under the Company’s qualified retirement plan or any other employee benefit required to be provided by applicable law.

(d)         For purposes of this Agreement, “Good Reason” shall mean (i) a material, adverse reduction in Employee’s authority, duties, or responsibilities (other than temporarily while Employee is physically or mentally incapacitated or as required by applicable law); (ii) Employee is required by the Company to reside in a location not of his choosing; or (iii) the Company’s uncured breach of a material provision of this Agreement. Prior to resignation for Good Reason, Employee is required to give written notice to the Company of the intent to resign for Good Reason, describing the reason for the resignation in sufficient detail in order to allow the Company the opportunity to address the situation. Such notice must be provided within thirty (30) days of the event(s) constituting Good Reason and must be given at least thirty (30) days in advance of the effective date of resignation. The Company shall be entitled to ninety (90) days after the date of Employee’s written notice during which it can cure the situation. If the situation has not been cured within ninety (90) days after the date of Employee’s written notice, Employee may then resign for Good Reason, by written notice, effective immediately, which date shall be the Effective Date of resignation.

(e)         A “Change in Control Termination” means the termination of Employee by the Company or its successor without Cause within twelve (12) months after the consummation of a Change in Control. In this Agreement, “Change in Control” means any of the following occurs: (A) Superior Group of Companies, Inc., a Florida corporation (“Parent”) or the Company sells all or substantially all of its assets to an entity that is not an Affiliate of the Parent (in a transaction requiring Parent shareholder approval), (B) any person or group of persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Parent and its Affiliates, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s equity securities or the Parent’s outstanding voting stock (whether by way of purchase of stock or other equity securities, merger or otherwise), or (C) any transaction that qualified as a liquidation, dissolution, or winding up of the Parent or the Company. Notwithstanding the foregoing, the following transactions shall in no event constitute a Change in Control: (x) any equity or debt financing transaction pursuant to which the Company or Parent sells securities with the principal purpose of raising capital, or (y) any ownership or acquisition of stock by any of the Benstock family or their Affiliates, including pursuant to transfers for estate planning purposes. In this Agreement, “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person, including, but not limited to, The Office Gurus, Ltda. de C.V., The Office Gurus, Ltd., and The Office Gurus, Limited. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, and such control will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person. In this Agreement, “Person” means any individual, association (incorporated or unincorporated), corporation, partnership (of any designation - limited partnership, general partnership, limited liability partnership, or otherwise), limited liability company, trust, or any other entity or organization, public or private, including a governmental entity.

6.         Restrictive Covenants - Definitions. In this Agreement, the following terms shall have the meanings defined below. Terms may be used in the singular or plural.

(a)         “Business” means the provision of business process and contact center outsourced solutions.

(b)         “Company Parties” means The Office Gurus, LLC, and any of its direct or indirect parents, subsidiaries, and/or Affiliates, and any of their successors or assigns.

(c)         “Confidential Information” means all data or information that is related to the Company or the Business (including any data or information that relates to or results from any historical or projected financial results or financial information, products, services, vendors, customers or research or development of any Company Party), regardless of whether it constitutes a “trade secret” under applicable common law or statute, is labeled or identified as “confidential” or is now existing or to be developed in the future, in any form of medium, that was disclosed to Employee or became known by Employee as a consequence of, or through, Employee’s employment with the Company (including information conceived, originated, discovered, or developed in whole or in part by Employee), having value to the Company, not generally known to competitors of the Company, and about the Company’s business, finances, operating results, products, processes, and services, including, but not limited to, (i) information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, financial records, the documentation thereof, and similar information, (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s current, former or prospective employees, suppliers, distributors, customers, customer prospects, independent contractors and other business relations and their confidential information, (iii) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, records, reports, manuals, documentation, models, data and data bases relating thereto, (iv) proprietary software, (v) innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings and all similar or related information (whether or not patentable and whether or not reduced to practice), (vi) copyrightable works, and (vii) intellectual property of every kind and description; provided, however, that Confidential Information shall not mean data or information (x) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Employee without authorization from the Company; (y) which has been independently developed and disclosed by others not in breach of a confidentiality obligation, or (z) which has otherwise entered the public domain through lawful means and through no fault of Employee. Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (1) related to any Company Party’s current or potential business or operations, and (2) is not generally or publicly known. Notwithstanding the foregoing obligations, pursuant to 18 U.S.C. § 1833(b), Employee understands and acknowledges that he shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(d)         “Prohibited Term” means the period commencing on the Effective Date and ending two (2) years after Employee’s termination or resignation of employment for any reason.

(e)         “Territory” means such geographic area in which Employee is working, worked, and/or over which Employee has or had managerial responsibility during Employee’s employment with the Company, including, but not limited to, the United States of America and Canada.

7.         Confidentiality. Employee warrants and agrees that he will not at any time reproduce, use, distribute, disclose, publish, misappropriate, or otherwise disseminate any Confidential Information and will not take any action causing, or fail to take any action to prevent, any Confidential Information to lose its character as Confidential Information until and unless such Confidential Information loses its status as Confidential Information through no fault, either directly or indirectly, of Employee, either during the term of Employee’s employment or engagement by the Company (the “Service Period”) or thereafter, except when such disclosure or use is directly related to and required by Employee’s performance of duties assigned by the Company.

Employee will safeguard all Confidential Information and will not take any action causing, or fail to take any action to prevent, any Confidential Information to lose its character as Confidential Information until and unless such Confidential Information loses its status as Confidential Information through no fault, either directly or indirectly, of Employee. Employee will safeguard all documents and things that contain or embody Confidential Information, including but not limited to Confidential Information stored in an electronic format on any Company computer or personal computer owned or used by Employee.

Employee will not, in any communication, including but not limited to with the media, social media, prospective or actual employers, current and former employees of Company Parties, and current and prospective suppliers, vendors, business partners or customers, make any derogatory, disparaging, or critical statement, orally, written, or otherwise, against any Company Party.

8.         Return of Documents.

(a)         Upon termination of Employee’s employment with the Company for any reason, Employee will return to or leave with the Company all documents, records, notebooks, and other repositories of or containing Confidential Information, including all copies thereof, as well as all originals and copies of work made for hire, including all electronic copies of Confidential Information, or other tangible property of any Company Party, whether prepared by Employee or others, then in Employee’s possession or under Employee’s control.

(b)         Upon request or immediately upon termination of employment for any reason, Employee shall promptly (and in any event within three (3) days) provide Company access to all computers, mobile phones, tablets, other electronic devices, thumb drives, portable hard drives, any other type of electronic storage device, and any and all email or cloud accounts/services that Employee used at any time during Employee’s employment with the Company to ensure all Confidential Information is identified and permanently deleted or removed from such locations and Employee shall disclose in writing any and all computer, cloud, software, and other passwords and related security protection information Employee used in relation to Employee’s work with the Company.

9.         Non-Solicitation.

(a)         Employees. During the Prohibited Term, unless Employee receives express written consent from the Company, Employee shall not, directly or indirectly, solicit, recruit, induce or attempt to solicit, recruit, or induce any then current or former employee, of a Company Party to leave the employ of, any Company Party; provided however, that the restrictions set forth in this Section 9 shall apply only to employees with whom Employee had business contact during the last twenty-four (24) months as of the date of Employee’s employment termination.

(b)         Contractors. During the Prohibited Term, unless Employee receives express written consent from the Company, Employee shall not, directly or indirectly, solicit, recruit, or induce any independent contractor of the Company to cease performing services for the Company or reduce the amount or quality of the services performed for the Company, other than in response to general solicitations not targeted to such independent contractors.

(c)         Customers. During the Prohibited Term, unless Employee receives express written consent from the Company, Employee shall not, directly or indirectly, on behalf of any Person other than the Company, solicit business from any customer or customer prospect of the Company, or any representative of the same, with a view toward the sale or providing of any service or product competitive with the Business; provided, however, the restrictions set forth in this Section 9(c) shall apply only to customers or prospects of the Company, or representatives of the same, with which Employee or the Company had Material Contact during the last twenty-four (24) months immediately prior to the date of Employee's employment termination. “Material Contact” means contact between Employee or the Company and each customer or customer prospect: (i) with whom or which Employee dealt on behalf of the Company; (ii) whose dealings with the Company were directly or indirectly coordinated or supervised by Employee; (iii) about whom Employee obtained Confidential Information in the course of Employee's employment for the Company; and/or (iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted in revenue to the Company or compensation, commissions, or earnings for Employee within two years prior to the date of Employee's termination.

10.         RESTRICTIONS ON COMPETITION. During the Prohibited Term, unless performed for or provided on behalf of a Company Party, and unless Employee receives express written consent from the Chief Executive Officer of Superior Group of Companies, Inc., Employee shall not (a) directly or indirectly, in the Territory, provide the same or similar duties that Employee performed on behalf of a Company Party within the two years prior to the cessation of Employee’s employment for any person or business which competes with a Company Party in the Business, (b) directly or indirectly provide the same or similar duties that Employee performed on behalf of a Company Party related to any customer or customer prospect of a Company Party on whose account Employee worked and/or over which Employee had managerial responsibility within the two years prior to the cessation of Employee’s employment for any person or business which competes with a Company Party in the Business, and/or (c) directly or indirectly, own, control, manage, or participate in the ownership, control, or management of any business (whether as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity lender, employee, consultant, sales representative, or otherwise) which competes with a Company Party in the Business within the Territory, however, notwithstanding the foregoing, Employee shall not be prohibited from owning, as a passive investment, not more than 1.0% of the capital stock of any corporation that competes with a Company Party in the Business that is traded on a national securities exchange so long as neither Employee nor any family member of Employee has active participation in the business of such corporation.

11.         Intellectual Property, Inventions and Patents.

(a)         In the event that Employee, during the Service Period, individually or in conjunction with another Person, generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any discovery, formula, trade secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information, any copyrightable work or any Confidential Information (collectively, “Intellectual Property”), Employee expressly acknowledges and agrees that such Intellectual Property is and shall be the exclusive property of the Company; provided, however, that such Intellectual Property relates to the Business or results from any work performed by Employee for the Company. Any copyrightable work prepared in whole or in part by Employee and relating to the actual or contemplated business of any Company Party shall be deemed “a work made for hire” to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and the Company shall own all of the rights comprised in the copyright therein. Employee hereby assigns his entire right, title and interest in and to all Intellectual Property to the Company. During and after the Service Period, Employee shall promptly disclose all Intellectual Property to the Company and shall cooperate with the Company to establish, confirm and protect all rights, title and interest of the Company to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company). Employee agrees that he will not use or disclose any work made for hire of any Company Party to benefit a Person that competes with the Company Parties, any current, former or prospective vendors, suppliers, distributors, customers, customer prospects, independent contractors and other business relations of any Company Party, or any other individual or entity (except in performing his obligations to the Company during his employment with the Company), without the express, written permission of the Company.

(b)         Nonassignable Inventions. Notwithstanding any provision of this Agreement to the contrary, this Agreement does not apply to work that does not relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or result from any work performed by the Employee for the Company. Employee agrees to disclose promptly in writing to the Company all inventions created, conceived, developed or reduced to practice by Employee during the term of his employment, whether or not Employee believes such inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the inventions should be the property of the Company. Any such information will be received in confidence by the Company.

(c)         Prior Inventions. Employee represents and warrants that he has not, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice any work prior to the commencement of Employee's employment with or services to the Company which Employee considers to be Employee's property or the property of third parties (collectively referred to as “Prior Inventions”). If, in the course of Employee's employment with or services to the Company, Employee incorporates a Prior Invention into a Company product, service or item of content, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions in any work without the Company's prior written consent.

12.         Duty Of Loyalty. While employed by the Company, Employee agrees that he will not engage in or deal with any activities, products, or services that are competitive with the Company’s activities, products, business, or services, and that Employee will not usurp any Company business opportunity, without the express prior written consent of the Company. Employee further agrees to faithfully render Employee’s services to the Company and to devote Employee’s best efforts, ability, skill, and attention, in good faith, to the Company’s business while employed by the Company.

13.         Notice to Future Employers. Employee agrees to provide to any subsequent, anticipated, and/or contemplated employer an executed copy of this Agreement and to provide written notice to the Company of such event occurring within two (2) business days after such event. These requirements shall cease only after the expiration of the Prohibited Term and/or required by law expire. During the Prohibited Term, Employee authorizes the Company to provide an executed copy of this Agreement to third parties, including but not limited to, Employee’s subsequent, anticipated, and/or contemplated future employers.

14.         Assignability. All of Employee’s obligations under this Agreement shall be binding upon Employee’s heirs, assigns, and legal representatives. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall have the right to assign this Agreement to any Company Party or to any successor or assignee of all or substantially all of the business or assets of the Company. This Agreement is personal to Employee, and he shall not have the right to assign this Agreement without the express written consent of the Company, and any attempted assignment in violation thereof shall be invalid and ineffective against the Company.

15.         Obligations Survive Termination Of Employment. Any termination of Employee’s employment with the Company shall not impair or relieve Employee of his obligations hereunder that otherwise survive the termination of this Agreement pursuant to their respective terms or by their nature.

16.         Governing Law and Forum Selection. This Agreement shall be deemed to have been made and entered into in the State of Florida and shall be construed and enforced in accordance with the laws of the State of Florida, without regard to the conflicts of laws provisions therein. Employee acknowledges that this Agreement shall conclusively be presumed to be a significant, material and reasonable relationship with the State of Florida and it shall be enforced whether or not there are other relationships with the State of Florida. To the extent that any dispute, controversy, or claim under this Agreement arises that is not subject to Arbitration pursuant to Section 23 of this Agreement (“Claim”) or a party breaches Section 23 of this Agreement, the parties agree that the exclusive venue and jurisdiction with respect to any such Claim or dispute shall be in either the Sixth Judicial Circuit for the State of Florida, located in Pinellas County, Florida, or the federal courts of the Middle District of Florida, Tampa Division. Employee indicates that he has in fact been represented by counsel of his choice and received advice from such counsel in entering this Agreement, including this Section 16. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING UNDER SECTION 16 AND ARBITRATION IN FLORIDA AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES ACKNOWLEDGE THAT FLORIDA HAS PERSONAL JURISDICTION OVER THEM AND THAT THEY SHALL NOT CHALLENGE PERSONAL JURISDICTION IN ANY ACTION OR ARBITRATION BROUGHT IN THOSE FORUMS AS APPLICABLE PURSUANT TO THIS AGREEMENT

17.         Severability. The Parties believe that the restrictions and covenants in this Agreement are, under the circumstances, reasonable and enforceable. However, if any one or more of the restrictions, covenants, or provisions contained in this Agreement shall, for any reason under the law as it shall then be construed, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other restriction, covenant, or provision of this Agreement. In such an instance, this Agreement shall be construed as if such invalid, illegal, or unenforceable restriction, covenant, or provision had never been contained herein. Additionally, if any one or more of the restrictions, covenants, or provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18.         Remedy. Employee acknowledges that the covenants specified in Sections 6-12 contain reasonable limitations as to time, geographic area, and scope of activities to be restricted, and that such promises do not impose a greater restraint on Employee than is necessary to protect the goodwill, Confidential Information, customer and employee relations, and other legitimate business interests of the Company. Employee also acknowledges and agrees that any violation of the restrictive covenants set forth in Sections 6-12 would bestow an unfair competitive advantage upon any Person which might benefit from such violation, in part because of the special, unique, unusual, extraordinary, and intellectual character of the services provided by Employee which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages, and would necessarily result in substantial and irreparable damage and loss to the Company. Accordingly, in the event of a breach or a threatened breach by Employee of Sections 6-12 of this Agreement, the Company shall have grounds to terminate the employment of Employee and will therefore be entitled to cease salary, benefits, and any and all remaining contingent future payments to Employee that have not already vested. The Company also shall be entitled to an injunction restraining Employee from such breach or threatened breach in Court or arbitration. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee. In the event that the Company should seek an injunction, Employee waives any requirements that the Company post a bond or any other security.

19.         Independent Covenants. The covenants specified in Sections 6-14 are intended by each Party hereto to be, and shall be construed as, agreements independent of each other and of any other agreement between the Parties, and the existence of any claim or cause of action of Employee or any of his affiliates against the Company, whether predicated on this Agreement or any other agreement between Employee and a Company Party, shall not constitute a defense to the enforcement by the Company of such covenants.

20.         Blue-Pencil; Modification; Enforcement. If a court holds that the duration, scope or area restrictions in Sections 6-10 are unenforceable, the maximum duration, scope or area enforceable shall be substituted, or, if such substitution is not permissible by law, only the unenforceable or unlawful portion should be stricken and all remaining portions should remain enforceable. Because Employee’s services are unique and Employee has access to Confidential Information, in the event of a breach or a threatened breach by Employee of any of Sections 6-10, the Parties acknowledge and agree that the Company and other Company Parties would suffer irreparable and continuing harm for which money damages would be an inadequate remedy. Accordingly, in addition and supplementary to all other rights and remedies that may be available, the Company Parties shall be entitled to specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of this Agreement (without posting a bond or security, if permitted by applicable law, and without proof of monetary damages or an inadequate remedy at law). In addition, (i) the Prohibited Term shall be tolled until the activity causing a breach of any of Sections 6-10 has been stopped, and (ii) the Company Parties shall be entitled to recover from Employee all profit Employee gains from such breach or violation in addition to any damages that the Company Parties suffer. Employee acknowledges and agrees that the Company Parties may exercise any of the foregoing remedies concurrently, independently or successively. Employee acknowledges that the restrictions contained in Sections 6-10 are reasonable.

21.         Amendments Or Modifications; Waiver. No amendments or modifications to this Agreement shall be binding on any of the Parties, unless such amendment or modification is in writing and executed by all of the Parties to this Agreement. No term, provision, or clause of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and executed by Employee and on behalf of the Company. No delay or course of dealing by a Party to this Agreement in exercising any right, power, or remedy under this Agreement will operate as a waiver of any right, power, or remedy of that Party, except to the extent expressly manifested in such a writing. The failure at any time of either Party to require performance by the other Party of any provision of this Agreement will in no way affect the Party’s right thereafter to enforce the provision or this Agreement. In addition, the waiver by a Party of a breach of any provision of this Agreement will not constitute a waiver of any succeeding breach of the provision or a waiver of the provision itself.

22.         Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered personally or actually received, as of the date received, (b) if delivered by certified mail, return receipt requested, five (5) business days after being mailed or, if earlier, the actual date of receipt evidenced by the written receipt, (c) if delivered by a nationally recognized overnight delivery service, one (1) business day after being deposited with such delivery service for next business day delivery, or (d) if sent via electronic mail in portable document format (.pdf) or similar electronic transmission with proof of receipt and a hard copy to follow by first class mail or overnight delivery, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

If to Company:

The Office Gurus, LLC

c/o Superior Group of Companies, Inc.

10055 Seminole Boulevard
Seminole, Florida 33772-2539
Attn: Chief Executive Officer
email: mbenstock@superiorgroupofcompanies.com

With copy to:

Superior Group of Companies, Inc.
10055 Seminole Boulevard
Seminole, Florida 33772-2539
Attn: General Counsel
email: SGC-Legal@superiorgroupofcompanies.com

If to Employee:

Dominic Leide
[***]
[***]
email: [***]

23.         WAIVER OF JURY TRIAL; ARBITRATION; WAIVER OF CLASS AND COLLECTIVE CLAIMS.

WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, Employee’s employment by the Company or Employee’s compensation and benefits shall be settled exclusively by final and binding arbitration in either St. Petersburg, Florida or Tampa, Florida by an arbitrator in accordance with the Comprehensive Rules of Judicial Arbitration & Mediation Service, Inc. (“JAMS”) in effect at the time of submission to arbitration. The rules can be found at: https://www.jamsadr.com/rules-comprehensive-arbitration/.

The following claims are excluded from this arbitration provision: claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, workers' compensation claims under applicable workers’ compensation laws, Employment Development Department claims, ERISA claims covered by an ERISA plan with a dispute resolution provision, or any other claims that are non-arbitrable under applicable state or federal law. Nothing herein shall prevent Employee from filing and pursuing proceedings before the Department of Fair Employment and Housing, the Division of Labor Standards Enforcement, or the United States Equal Employment Opportunity Commission (although if Employee chooses to pursue a claim following the exhaustion of such remedies, that claim would be subject to the provisions of this Agreement).

The statutes of limitations otherwise applicable under law shall apply to all Claims made in arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the applicable JAMS rules (“Rules”) or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules; the arbitration shall be conducted confidentially in accordance with the Rules unless provided otherwise by applicable law; the arbitration fees shall be paid by the Company; each party shall have the right to conduct reasonable discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator; the arbitrator shall have the authority to award any damages authorized by law for the claims presented, including punitive damages; the decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties; and the award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement and review in accordance with applicable law.

WAIVER OF CLASS AND COLLECTIVE CLAIMS. THE PARTIES AGREE THAT ALL CLAIMS WILL BE ARBITRATED (OR LITIGATED, IF APPLICABLE) ONLY ON AN INDIVIDUAL BASIS, AND THAT BOTH PARTIES WAIVE THE RIGHT TO BRING, PARTICIPATE IN, JOIN, OR RECEIVE MONEY OR ANY OTHER RELIEF FROM ANY CLASS, COLLECTIVE, OR REPRESENTATIVE PROCEEDING. NO PARTY MAY BRING A CLAIM ON BEHALF OF OTHER INDIVIDUALS (WHETHER IN ARBITRATION OR IN COURT), AND AN ARBITRATOR MAY NOT (AND EMPLOYEE MAY NOT ASK A COURT TO): (I) COMBINE MORE THAN ONE INDIVIDUAL’S CLAIM OR CLAIMS INTO A SINGLE CASE; (II) PARTICIPATE IN OR FACILITATE NOTIFICATION OF OTHERS OF POTENTIAL CLAIMS; OR (III) ARBITRATE (OR LITIGATE) ANY FORM OF A CLASS, COLLECTIVE, OR REPRESENTATIVE PROCEEDING.

24.         Entire Agreement. This Agreement represents the entire agreement between the Parties and supersedes any and all other prior oral or written agreements, proposals, representations, communications, and/or understandings between Employee and the Company related to the subject matter of this Agreement, and Employee has not relied upon any representation that is not expressly set forth in this Agreement.

25.         Counterparts; Electronic Signatures; Effectiveness. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the Parties hereto notwithstanding the fact that all Parties are not signatory to the same counterpart. The exchange and delivery of executed copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature and shall be binding for all purposes hereof. A Party’s receipt of a facsimile signature page or electronic copy of a signature page to this Agreement shall be treated as the Party’s receipt of an original signature page. Alternatively, an electronic signature (whether digital or encrypted, such as one transmitted via DocuSign or RightSignature) shall be effective to bind the Party that transmitted the signature to the same extent as would a handwritten signature.

26.         Tax Provisions.

26.1         The Company will have no obligation to Employee or any other Person entitled to payment or benefits under this Agreement with respect to any tax obligation Employee or such other Person incurs as a result of or attributable to this Agreement or arising from any payments made or to be made under this Agreement.

26.2         The Company shall have the right to deduct from any payment made to Employee any amount required to be withheld for any federal, state or local income, employment or other taxes. In the event the Company does not make such deductions or withholdings, Employee shall indemnify the Company for any amounts paid with respect to any such taxes, together (if such failure to withhold was at the written direction of Employee or if Employee was informed that such deductions or withholdings were not made) with any interest, penalties and related expenses thereto.

26.3         409A Provisions.

(a)         The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)         For purposes of determining Employee’s entitlement to any compensation payable upon his termination of employment with the Company that is subject to Section 409A, if any, Employee’s employment will be deemed to have terminated on the date of Employee’s “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code. If Employee is a “specified employee” of the Company as of such date, any such benefit or payment that Employee is entitled to receive before the date that is six (6) months after the separation from service date that is not otherwise exempt from the requirements of Section 409A of the Internal Revenue Code shall not be provided or paid on the date such benefit or payment is otherwise required to be provided or paid. Instead, the payment of all such amounts shall be accumulated and paid in a single lump sum payment on the first business day after the date that is six months after the separation from service date (or, if earlier, within fifteen (15) days following Employee’s date of death). All benefits or payments otherwise required to be provided or paid on or after the date that is six (6) months after the separation from service date shall not be affected by the preceding sentence, and shall be provided and paid in accordance with the payment schedule otherwise applicable to such payment or benefit.

(c)         Notwithstanding anything to the contrary in this Agreement, if the specified period during which the Release may be returned and become effective spans two calendar years, any payments conditioned upon the execution of the Release shall not be paid earlier than the first day of the second calendar year.

(d)         To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Employee shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred; provided, that Employee submits Employee’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)         Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(f)         Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

27.         Acknowledgements. Employee acknowledges that he has read and understands the provisions of this Agreement, that Employee has been given an opportunity for his legal counsel to review this Agreement, that Employee’s legal counsel has reviewed and advised Employee regarding this Agreement (including, but not limited to, its choice of law, venue, and forum provisions), that the provisions of this Agreement are reasonable, that Employee enters into this Agreement voluntarily without duress or pressure from the Company and with full knowledge and understanding of the contents, nature, and effect of this Agreement, and that Employee has received a copy of this Agreement.

28.         Mobile Telephone Number. In addition to and separate from any other compensation or benefit provided by this Agreement, the Company acknowledges and agrees that the mobile telephone number [***] (“Phone Number”) is owned by and is the property of Employee, and only Employee. Neither the Company nor any entity within the Company Group, or any affiliate or individual of it or them, have any rights in and/or to the Phone Number. The Company acknowledges that Employee owned the Phone Number prior to his employment with the Company and shall maintain sole ownership of the Phone Number after his Termination of Employment from the Company or any of its affiliates. The Company and its affiliates shall use all reasonable best efforts to ensure that the Phone Number is owned by Employee and that Employee maintains ownership and use of the Phone Number at all times during his employment with the Company (and/or its affiliates or Buyer) and after his Termination of Employment with the Company (and/or its affiliates or Buyer) for any reason. This shall include, but not be limited to, communicating with the phone carrier to port the number to Employee upon Employee’s Termination of Employment. Additionally, the Company shall continue to pay for Employee’s use of the Phone Number while he is employed with the Company (and/or its affiliates), regardless of whether the Phone Number is listed as a Company number with the phone carrier (in which case the Company shall pay the phone carrier directly) or paid for directly by Employee (in which case Employee shall be reimbursed in full by the Company (and/or its affiliates)).

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the Effective Date.

EMPLOYEE:

/s/ Dominic Leide__________________

Dominic Leide

Date Signed: ___________________

COMPANY:

THE OFFICE GURUS, LLC

a Florida limited liability company

By its Sole Member, Superior Group of Companies, Inc.

By: ___________________________

Name: _________________________

Title: __________________________

Exhibit 1

Bonus Plan

Pre-Tax Hybrid Income Bonus - Employee shall be paid a Pre-Tax Hybrid Income Bonus for each of the calendar years 2022, 2023, 2024, 2025, and 2026, that shall be calculated as four percent (4.0%) multiplied by the Company’s Pre-Tax Hybrid Income (as defined below) for the applicable year or any portion thereof in which Employee remains employed by the Company. This bonus is non-discretionary and shall be paid to Employee regardless of personal performance. This bonus shall be paid by no later than March 15th in the year after it is earned.

For purposes of this Exhibit 1 (Bonus Plan), “Company” shall mean The Office Gurus, LLC, The Office Gurus, Ltda. de C.V., The Office Gurus, Ltd., and The Office Gurus, Limited, including all of its and their present and future-formed subsidiaries and any other entities that Employee and the Chief Executive Officer of Superior Group of Companies, Inc, agree in writing shall be included in the definition of “Company”.

“Pre-Tax Hybrid Income” shall be calculated as follows: the Company’s EBITDA for the applicable calendar year minus any interest expense on debt related to any new acquisitions plus the accrual, if any, for Employee’s Pre-Tax Hybrid Income Bonus. For purposes of this bonus calculation, the Company’s pre-tax income shall be calculated in accordance with accounting principles generally accepted in the United States of America, based upon the Company’s financial statements.

“EBITDA” shall mean earnings before interest, taxes, depreciation, and amortization.

For illustrative purposes:

●	If the Company’s Pre-Tax Hybrid Income for 2023 is $[***], Employee shall earn a Pre-Tax Hybrid Income Bonus in the amount of $[***].
●	If the Company’s Pre-Tax Hybrid Income for 2023 is $[***], Employee shall earn a Pre-Tax Hybrid Income Bonus in the amount of $[***].
●	If the Company’s Pre-Tax Hybrid Income for 2023 is $[***], Employee shall earn a Pre-Tax Hybrid Income Bonus in the amount of $[***].